For the fiscal year ended (a) February 28, 2001
File number: 811-5296

	SUB-ITEM 77C
	Submission of Matters to a Vote of Security Holders

A Special Meeting of Shareholders was held on December 1, 2000. At such meeting the shareholders approved the following proposals:

a)	Approval of the election of the following Directors each to hold office until the earlier to occur of (i) the next meeting of
Shareholders at which Directors are elected and until his or her successor shall have been duly elected and shall have qualified or (ii) their terms expire in accordance with the Funds retirement policy:
					Affirmative
	Authority
	votes cast		 Withheld
Class I

		David R. Odenath, Jr.	9,667,076.83
	230,605.56

		Nancy H. Teeters		9,634,162.83
	263,519.56

		Louis A. Weil III		9,660,513.83
	237,168.56

b)	Approval of the selection of independent accountants for the Fund conditioned upon the right by vote of a majority of such Funds outstanding voting shares at any meeting called for the purpose to terminate such employment forthwith without penalties.

Affirmative			 Negative
votes cast			votes cast		Abstain
9,732,193.32			96,982.47
	68,509.60